Exhibit 3.1

Execution Version

FIRST AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TWENTY ONE CAPITAL, INC.

The undersigned, Jack Mallers, certifies that he is the Chief Executive Officer and President of Twenty One Capital, Inc., a for-profit corporation organized and existing under the laws of the State of Texas (the “Corporation”), and does hereby further certify as follows:

FIRST: The original Certificate of Formation of the Corporation (the “Original Certificate of Formation”) was filed with the Secretary of State of the State of Texas on March 7, 2025, and the file number assigned to the Corporation by the Secretary of State is 805944187.

SECOND: This First Amended and Restated Certificate of Formation of the Corporation (the “First Amended and Restated Certificate of Formation”) amends and restates the Original Certificate of Formation in its entirety and has been duly adopted in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”), including Section 3.059 therein, and approved in the manner required by the TBOC and the governing documents of the Corporation.

THIRD: This First Amended and Restated Certificate of Formation accurately states the text of the Original Certificate of Formation and each amendment thereto, if any, as further amended by this First Amended and Restated Certificate of Formation. This First Amended and Restated Certificate of Formation does not contain any other change to the Original Certificate of Formation except for information omitted by the provisions of the TBOC, including Section 3.059(b) therein.

FOURTH: The text of the First Amended and Restated Certificate of Formation of the Corporation hereby amends and restates the Original Certificate of Formation in its entirety, as follows:

ARTICLE I

ENTITY NAME AND TYPE

The name of the corporation shall be Twenty One Capital, Inc. (the “Corporation”). The Corporation is a for-profit corporation.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201. The name of its registered agent at such address is C T Corporation System. The initial mailing address of the Corporation is 111 Congress Avenue, Suite 500, Austin, Texas 78701.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

GOVERNANCE AGREEMENT

This First Amended and Restated Certificate of Formation of the Corporation, as it may be amended, restated, amended and restated or otherwise modified from time to time (the “First Amended and Restated Certificate of Formation”), is subject to a governance agreement among the Corporation and the holders of its Class B Common Stock (as defined below), and the Corporation may amend such governance agreement or enter into additional governance agreements from time to time.

ARTICLE V

CAPITAL STOCK

5.1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 5,501,000,000 shares, divided into the following: (a) 1,000,000 shares of preferred stock, of the par value $0.01 per share (“Preferred Stock”); (b) 5,000,000,000 shares of Class A Common Stock, of the par value $0.01 per share (“Class A Common Stock”); and (c) 500,000,000 shares of Class B Common Stock, of the par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”).

5.2. Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Unless otherwise set out in any such applicable certificate of designations, all shares of Preferred Stock of any series shall vote with the Common Stock as a single class, and class-by-class voting shall not be required for any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction.

(b) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this First Amended and Restated Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.3. Common Stock.

(a) The holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Class A Common stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction. Immediately at such time when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of the Corporation or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of the Corporation.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any such dividends or distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any assets or distributions upon the liquidation, dissolution or winding-up of the Corporation.

(d) In the event that any holder of Class B Common Stock (a “Class B Shareholder”) sells, transfers, assigns or otherwise disposes of any Paired Class A Shares (as defined below), other than in connection with a Class B Permitted Transfer (as defined below), a number of shares of Class B Common Stock held by such Class B Shareholder shall be automatically cancelled concurrently with such sale, transfer, assignment or disposition, such that a one-to-one ratio of Paired Class A Shares to shares of Class B Common Stock, in each case held by such Class B Shareholder (as such ratio may be adjusted to reflect equitably any stock split, stock dividend, recapitalization, subdivision, combination or similar change with respect to the Class A Common Stock or Class B Common Stock), is maintained. For the purposes of this section, “Paired Class A Shares” means the shares of Class A Common Stock held by the Class B Shareholders as of December 8, 2025, and immediately after the consummation of (i) the merger between Twenty One Assets, LLC and CEP Merger Sub C, Inc., and (ii) the transactions contemplated by that certain Sale and Purchase Agreement, dated as of April 22, 2025, as amended and restated on June 23, 2025, by and among Tether Investments, S.A. de C.V. (“Tether”), and Stellar Beacon LLC (“SoftBank”), and any shares of Class A Common Stock received in connection with any stock split, subdivision, combination, recapitalization or similar change with respect to either the Class A Common Stock or Class B Common Stock referenced in the previous sentence for which equitable adjustments are made.

(e) Class B Common Stock may only be sold, transferred, assigned or otherwise disposed of in accordance with the Bylaws of the Corporation (the “Bylaws” and, each such transfer, a “Class B Permitted Transfer”). Any attempted sale, transfer, assignment or other disposition of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. Each Class B Permitted Transfer must be accompanied by the concurrent transfer of a number of Paired Class A Shares, such that a one-to-one ratio of Paired Class A Shares to shares of Class B Common Stock, in each case held by such Class B Shareholder (as such ratio may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class A Common Stock or Class B Common Stock), is maintained. For the avoidance of doubt, the Paired Class A Shares and the shares of Class B Common Stock received by any transferee pursuant to a Class B Permitted Transfer remain subject to Section 5.3(d) and this Section 5.3(e). Notwithstanding anything to the contrary herein, a holder of Class B Common Stock may, at any time and from time to time, by delivery of written notice to the Corporation, forfeit such shares to the Corporation for no value at any time without transferring or forfeiting any Class A Common Stock. Upon the Corporation’s receipt of such a notice, the forfeited Class B Common Stock shall be cancelled and shall no longer be issued or outstanding for any purpose, and the Corporation shall promptly reflect such cancellation on its books and records (including the stock ledger) and take such ministerial actions as are necessary to effect such cancellation.

(f) Each share of Class B Common Stock shall have one vote. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this First Amended and Restated Certificate of Formation or in any certificate of designation, and further subject to the Bylaws (which may establish a lower threshold to the extent permitted by the TBOC), the vote of shareholders holding a majority of the voting power attributed to all shares of the Corporation’s stock then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any fundamental action or fundamental business transaction. If, and only to the extent that, the holders of Class A Common Stock are entitled to vote on a matter under this First Amended and Restated Certificate of Formation, the holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class. Except as otherwise provided in any Certificate of Designation with respect to the Preferred Stock, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(g) As authorized by Section 21.365 of the TBOC, unless otherwise stated in this First Amended and Restated Certificate of Formation, in lieu of the vote required by Section 21.457 or Section 21.364 of the TBOC, the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall approve (i) any “fundamental action” as defined in Section 21.364 of the TBOC or (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC. To the extent permitted by Section 21.364(e-1) and Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise provided in this First Amended and Restated Certificate of Formation, all classes or series of stock shall be entitled to vote as a single class or series for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction”; provided that, if such class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” or “fundamental business transaction,” then unless otherwise stated in this First Amended and Restated Certificate of Formation, the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation of such class or series shall be required to approve such “fundamental action” or “fundamental business transaction.”

ARTICLE VI

BOARD OF DIRECTORS

6.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this First Amended and Restated Certificate of Formation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

6.2. Number of Directors; Initial Directors; Term.

(a) The number of directors constituting the initial Board of Directors is seven, and their names and addresses are as follows:

Name		Address
1.	Jack Mallers	111 Congress Avenue, Suite 500, Austin, Texas 78701
2.	Paolo Ardoino	111 Congress Avenue, Suite 500, Austin, Texas 78701
3.	Zachary Lyons	111 Congress Avenue, Suite 500, Austin, Texas 78701
4.	Robert “Bo” Hines	111 Congress Avenue, Suite 500, Austin, Texas 78701
5.	Raphael Zagury	111 Congress Avenue, Suite 500, Austin, Texas 78701
6.	Jared Roscoe	111 Congress Avenue, Suite 500, Austin, Texas 78701
7.	Vikas J. Parekh	111 Congress Avenue, Suite 500, Austin, Texas 78701

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed from time to time solely by the manner provided in the Bylaws.

(c) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

6.3. Removal. Subject to the rights of any series of Preferred Stock with respect to the election of directors, a director may be removed in any manner provided in the Bylaws.

6.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC.

ARTICLE VII

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws.

ARTICLE VIII

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS; SPECIAL MEETINGS

8.1. Action by Written Consent of Shareholders.

(a) While any share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and voted. At any time when no share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

(b) Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

8.2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the president of the Corporation or as otherwise in a manner provided in the Bylaws. The Board of Directors may adjourn, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

8.3. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

9.1. Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 9.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

9.2. Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions set forth in the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE X

EXCLUSIVE FORUM; WAIVER OF JURY TRIAL; DERIVATIVE PROCEEDINGS

10.1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this First Amended and Restated Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas). For the avoidance of doubt, this Section 10.1 shall not apply to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

10.2. JURY TRIAL WAIVER. UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, AND OFFICER OF THE CORPORATION HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE CORPORATION OR SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE CORPORATION FOLLOWING THE ADOPTION OF THIS FIRST AMENDED AND RESTATED CERTIFICATE OF FORMATION CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.

10.3. Ownership Threshold for Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation. If the TBOC is amended after the effective date of this First Amended and Restated Certificate of Formation to increase the maximum allowable minimum ownership threshold required to bring a derivative proceeding, the ownership threshold set forth in this Section 10.3 shall automatically increase to match the maximum allowable minimum ownership threshold allowed under the TBOC, without any further action by the Corporation or its shareholders.

ARTICLE XI

CORPORATE OPPORTUNITIES

11.1. Scope. The provisions of this Article XI are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of corporate opportunities. For purposes of this Article XI, “Exempted Persons” means (i) Tether and its Affiliated Companies (as defined below), successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries), and (ii) Softbank and its Affiliated Companies, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries). For purposes of this Article XI, “Affiliated Companies” means, with respect to either Tether or SoftBank, any entity that controls, is controlled by or is under common control with Tether or SoftBank (other than the Corporation and any entity that is controlled by the Corporation) and any investment funds managed by Tether or SoftBank.

11.2. Competition and Allocation of Corporate Opportunities.

(a) To the fullest extent permitted by law and except as otherwise provided in Section 11.2(b) of this Article XI, the Exempted Persons shall not have any obligation to refrain from (i) engaging directly or indirectly in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage, (ii) making investments in any kind of property in which the Corporation may make investments or (iii) otherwise competing with the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law and except as otherwise provided in Section 11.2(b) of this Article XI, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not (i) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation, any of its subsidiaries or its shareholders or have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation, any of its subsidiaries or its shareholders or (ii) be liable to the Corporation, any of its subsidiaries or its shareholders for breach of any fiduciary or other duty, as a shareholder, director or officer of the Corporation or otherwise, in each case, by reason of the fact that such Exempted Person pursues or acquires such corporate opportunity for itself, himself or herself, or offers or directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to the Corporation or its subsidiaries.

(b) In the event that a director or officer of the Corporation who is also an Exempted Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its shareholders with respect to such corporate opportunity, if such director or officer of the Corporation acts in a manner consistent with the following policy:

(1) A corporate opportunity offered to any director or officer of the Corporation who is also a director, officer or employee of an Exempted Person shall belong to the Corporation if such corporate opportunity (i) is expressly offered to such director or officer of the Corporation in writing solely in his or her capacity as a director or officer of the Corporation and not separately offered to any other Exempted Person or (ii) is first identified solely through the disclosure of the Corporation’s or any of its subsidiaries’ confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence.

(2) Otherwise, such corporate opportunity shall belong to the Exempted Person.

11.3. Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board of Directors in accordance with the TBOC. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

11.4. Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or corporate opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article XI shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this First Amended and Restated Certificate of Formation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

11.5. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article XI.

ARTICLE XII

EFFECTIVENESS; EXECUTION

12.1. Execution. The undersigned affirms that the person designated as registered agent in this First Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amended and Restated Certificate of Formation this ___ day of December, 2025.

TWENTY ONE CAPITAL, INC.

By:	/s/ Jack Mallers
Name:	Jack Mallers
Title:	Chief Executive Officer and President

[Signature page of Twenty One Capital, Inc. to Amended and Restated Certificate of Formation]

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